EXHIBIT 8

         THIS AGREEMENT is between Wm. S. Barnickel & Company ("Owner") and BOATMEN'S TRUST COMPANY, a Missouri-chartered trust company (the "Trust Company").


1. Owner hereby appoints the Trust Company to act as Owner's agent for the holding, investment, and disposition of the securities, money, or other property listed on the attached Schedule A in accordance with the terms of this Agreement. The Trust Company hereby acknowledges receipt of such property. Owner may from time to time deliver additional property to the Trust Company pursuant to this Agreement and the Trust Company will issue its receipt therefor.

2. As Owner's agent, the Trust Company will perform the following services and will have the following authority:

     A. The Trust Company will monitor, and make recommendations as appropriate regarding, the investment of the Account and will purchase, retain, sell or otherwise dispose of property in the Account as Owner shall approve, Investments in the Account may be in bonds, notes, stocks, mutual funds or collective or pooled funds, or other securities or property, foreign or domestic, including without limitation securities in which the Trust Company or an affiliate may have an interest, as Owner may approve.

     B. The Trust Company will hold and safely keep all securities, money and other property of Owner received under this Agreement in an investment advisory account (the "Account"), taking reasonable steps to provide for the physical safety of such property from theft, disappearance, or destruction. The Trust Company is authorized to hold such property in Owner's name, in the Trust Company's own name as agent, or in the name of its nominee, as the Trust Company deems appropriate, and any property in the Account may be held in the Federal Reserve Bank of St. Louis, other banks (including banks affiliated with the Trust Company), or any central depository system.

     C. The Trust Company will collect all income or principal from property held in the Account and pay or reinvest such sums in accordance with Owner's written instructions; provided, however, that the Trust Company will not have any duty or responsibility to enforce such collection through judicial process. The Trust Company is authorized to receipt for, endorse and collect all checks and other remittances received in Owner's name.

     D. The Trust Company will invest cash balances in the Account in a money market fund as instructed by Owner. Such fund may be one for which the Trust Company acts as distributor, investment advisor, custodian, or agent.

Investments of cash balances will be made in accordance with the Trust Company's policies and procedures therefor in effect from time to time.

     E. The Trust Company will execute purchases and sales and effect redemptions of securities for the Account with accordance with the Trust Company's policies and procedures therefor in effect from time to time, and the Trust Company's liability in connection with such transactions will be limited to costs and expenses arising from the Trust Company's negligence or willful misconduct. The Trust Company will not have any responsibility to Owner for failure to effect a redemption, notice of which does not appear in the "Wall Street Journal" or comparable financial news publication of national circulation or in a newspaper of general circulation in St. Louis, Missouri.

     F. The Trust Company will prepare and provide to Owner monthly transaction statements and investment reviews and annual reports showing year-end tax information with respect to the Account. Owner agrees that such statements and reports will be provided in lieu of any other notification of securities transactions effected with respect to the Account; however, upon written request by Owner and at no additional cost, the Trust Company will provide written notice of each securities transaction within (5) business days following either the transaction or the Trust Company's receipt of the broker's confirmation of the transaction.

     G. Unless Owner directs otherwise, the Trust Company may vote all proxies issued with respect to securities held in the Account in accordance with the Trust Company's policies and procedures therefor in effect from time to time. The Trust Company is hereby appointed Owner's attorney-in-fact to execute and deliver such proxies.

3. For its services under this Agreement, the Trust Company will receive compensation in accordance with its published schedule of fees in effect at the time the services are rendered. The Trust Company is authorized in its discretion to charge its compensation against the Account.

This Agreement may only be amended in writing by mutual agreement of the Owner and the Trust Company. Either party may terminate this Agreement at any time by giving written notice of such termination to the other party.

4. Special Provisions: See attached Exhibit A

Dated:  May 1, 1995

                                        Boatmen's Trust Company

                                        By: /s/ Daniel D. Watt
                                            ------------------------------------

Owner:

Wm. S. Barnickel & Company

By: /s/ Michael V. Janes
    ----------------------------------
    Michael V. Janes,
    President

                                    EXHIBIT A

         The following provisions shall be part of the Investment Advisory Agreement between Wm. S. Barnickel & Company ("Owner") and Boatmen's Trust Company (the "Trust Company") dated May 1, 1995 (the "Agreement") to which this exhibit is attached. To the extent of any inconsistency between provisions of this Exhibit A and those of the Agreement, the provisions of this Exhibit A shall be deemed to control.

1. Oil and Gas Services. The Trust Company shall have the following responsibilities with respect to the oil and gas interests of the Owner.

     A. The Trust Company shall aid and consult with Owner in managing Owner's interest in oil and gas properties.

     B. The Trust Company shall collect rent, royalties and other payments. The Trust Company may execute any Lease, Division Order, Transfer Order or Unitization/Operating Agreement on behalf of Owner. Owner agrees to notify the Trust Company in the event of transfer of any part or all of the properties. The Trust Company may endorse and negotiate any and all checks drawn to the order of Owner. No payor is obligated to look to the application of the monies paid and Owner shall promptly notify payor in the event of the termination of the Agreement. After deducting and paying the applicable taxes and other expenses incident to the property, including without limitation, the Trust Company's fee, the Trust Company shall pay over, in quarterly or other convenient installments, the net income arising from the property to Owner, or as Owner may otherwise direct.

     C. The Trust Company shall use its best efforts to aid Owner in leasing appropriate properties upon such conditions for such term and for such rents, royalties or other payments as to it shall seem advisable.

     D. The Trust Company shall review all information and reports received on properties and respond, it necessary, as it shall seem advisable. The Trust Company shall review all requests for capital investment(s) and make recommendations to Owner.

     E. Owner agrees to indemnify and hold the Trust Company harmless from any loss, damage, expense, penalty or the expense of any legal proceeding (including attorneys' fees) arising from or in connection with any property of Owner or any activities conducted thereon by Owner, its agents, employees, invitees or licensees; provided this indemnification shall not cover the Trust Company's acts of willful misconduct or gross negligence.

2. Other Administrative Services. In addition to the services mentioned in the Agreement and in paragraph 1 of this Exhibit A, the Trust Company shall provide additional administrative services, including but not limited to stock transfer agent, dividend paying agent and proxy agent services; participation, if requested, and subject to satisfactory indemnification arrangements, on the Owner's Board of Directors; preparation of Financial Statements and Annual Reports, including bookkeeping and billpaying services; and such additional corporate administrative services as may be requested by Owner.

3. Compensation. For its service under the Agreement in connection with the management of the marketable securities of the Account, (other than Owner's shares of Petrolite Corporation for which the Trust Company shall receive no fee for its custodial services) the Trust Company shall receive, notwithstanding paragraph 3 of the Agreement, fees in accordance with its published schedule of fees in effect when services are rendered, less a discount of 40%. For its other administrative services and its services in connection with the management of the oil and gas interests of the Account the Trust Company shall receive annual fees of $108,000, payable monthly.

4. Voting of Securities and Disclosure of Beneficial Ownership Information. Unless the Owner directs otherwise, the Owner shall, notwithstanding paragraph 2G of the Agreement, vote all securities in the account; but the Trust Company shall not disclose the name, address or share position of the Owner to companies that request the information pursuant to the Shareholders Communications Act.

WM. S. BARNICKEL & COMPANY              BOATMEN'S TRUST COMPANY

By: /s/ Michael V. Janes                By: /s/ John L. Phillips
    ----------------------------------      ------------------------------------